EXHIBIT 99.1

Arbutus to Present Seven Scientific Posters at EASL International Liver Congress™ 2022

Conference Call & Webcast to discuss new data being presented at EASL ILC 2022 scheduled for June 27, 2022 at 8:00 am ET

WARMINSTER, Pa., June 08, 2022 (GLOBE NEWSWIRE) -- Arbutus Biopharma Corporation (Nasdaq: ABUS), a clinical-stage biopharmaceutical company leveraging its extensive virology expertise to develop novel therapeutics that target specific viral diseases, today announced that seven abstracts have been accepted for poster presentations at the European Association for the Study of the Liver (EASL) International Liver Congress™ 2022 (ILC 2022) taking place June 22 - 26, 2022 in London, UK. The posters will be presented in the Viral hepatitis B/D therapy session on Saturday, June 25, 2022 between 9:00 am – 6:00 pm BST (4:00 am – 1:00 pm ET), and will include updated data where available.

Arbutus will hold a conference call at 8:00 am ET on Monday, June 27, 2022, to discuss the new data being presented at EASL ILC.

The accepted abstracts for poster presentations are as follows:

Abstract Number: 3393
Title: Continued suppression of viral markers observed following discontinuation of nucleos(t)ide analogue therapy in chronic hepatitis B subjects with low hepatitis B surface antigen levels after 48 weeks of treatment with AB-729
Presenter: Prof. Man-Fung Yuen
Key Findings: Patients participating in trial AB-729-001 who received 60mg or 90mg of AB-729 every 4, 8 or 12 weeks for 48 weeks were assessed for eligibility to stop NA therapy at least 24 weeks after their last dose of AB-729. The abstract reports data on 5 of the 7 patients that consented to stop all therapy. All 5 patients completed between 4 and 16 weeks of follow-up off NA therapy, and no patients met clinical or viral relapse criteria. The data showed that discontinuation of NA therapy after AB-729-induced suppression of HBsAg to <100 IU/mL appears to be well-tolerated and leads to continued suppression of HBV DNA and HBsAg without evidence of early clinical or viral relapse. Updated data will be presented.

Abstract Number: 1509
Title: Safety, tolerability, pharmacokinetics (PK), and antiviral activity of the 3rd generation capsid inhibitor AB-836 in healthy subjects (HS) and subjects with chronic hepatitis B (CHB)
Presenter: Prof. Edward J. Gane
Key Findings: AB-836-001 is an ongoing clinical trial evaluating safety, PK and antiviral activity of single and multi-doses of AB-836 in healthy subjects and CHB patients. Data has shown that single and multiple doses of AB-836 in healthy subjects and up to 100mg once daily for 28 days in CHB patients has been generally safe and well-tolerated. In addition, robust antiviral activity was observed at Day 28 of treatment. Updated data will be presented.

Abstract Number: 3414
Title: Long-term suppression maintained after cessation of AB-729 treatment and comparable on-treatment response observed in HBeAg+ subjects
Presenter: Prof. Man-Fung Yuen
Key Findings: New data from a dedicated HBeAg+ cohort and additional follow-up data from other cohorts of patients participating in the on-going AB-729-001 clinical trial were reported. The data showed that AB-729 repeat dosing continues to be generally safe and well tolerated with robust and sustained declines in HBsAg that are comparable across treatment regimens. In addition, neither HBeAg status nor DNA+ at baseline appear to affect response. Updated data will be presented.

Abstract Number: 1530
Title: Pharmacodynamics of durable HBsAg suppression by AB-729 short interfering RNA correlates with pharmacokinetics of RNA-induced silencing complex (RISC) loading within liver
Presenter: Dr. Emily P. Thi
Key Findings: Data suggest that pharmacodynamics of HBsAg reduction mediated by AB-729 in an AAV-HBV mouse model coincides with the pharmacokinetics of AB-729 siRNA loading onto the RNA-induced silencing complex (RISC), the complex responsible for RNA interference activity.

Abstract Number: 1537
Title: Inhibition of hepatitis B surface antigen by RNA interference therapeutic AB-729 is associated with increased cytokine signatures in HBV DNA+ chronic hepatitis B patients
Presenter: Dr. Sharie C. Ganchua
Key Findings: Following AB-729 dosing, a greater breadth of cytokine and soluble immune biomarker responses with T cell activation signatures were observed in HBV DNA+ patients compared to HBV DNA- patients. These results suggest that HBV DNA+ patients are more immunologically responsive following AB-729 dosing.

Abstract Number: 1543
Title: Reduction of hepatitis B surface antigen mediated by RNA interference therapeutic AB-729 in chronic hepatitis B patients is associated with T cell activation and a decline in exhausted CD8 T cells
Presenter: Dr. Emily P. Thi
Key Findings: Repeat dosing of 60mg of AB-729 every 4 or 8 weeks is accompanied by HBV-specific T-cell activation and proliferation with mild to moderate ALT elevations. A decline in exhausted CD8 T-cells at the end of treatment and at 8-12 weeks of follow-up suggest that HBV-specific T-cell immune restoration (reawakening) following AB-729-mediated HBsAg reduction may be durable.

Abstract Number: 1508
Title: Preclinical activity of small-molecule oral PD-L1 checkpoint inhibitors capable of reinvigorating T cell responses from chronic hepatitis B patients
Presenter: Dr. Emily P. Thi
Key Findings: Data showed that AB-101 and our other novel oral small molecule PD-L1 inhibitor compounds are able to mediate activation and reinvigoration of HBV-specific T-cells from CHB patients. In addition, once daily oral administration of AB-101 displays in vivo anti-tumor efficacy comparable to anti-PD-L1 antibody and possesses a favorable preclinical profile for further development.

Abstracts are available to EASL ILC 2022 conference attendees on the conference website at https://easl.eu/event/international-liver-congress-2022. The posters are expected to be made available to conference attendees at the start of the meeting on June 22, 2022. The posters will be available subsequently on Arbutus’ website at www.arbutusbio.com.

About AB-729

AB-729 is an RNA interference (RNAi) therapeutic specifically designed to reduce all HBV viral proteins and antigens, including hepatitis B surface antigen, which is thought to be a key prerequisite to enable reawakening of a patient’s immune system to respond to the virus. AB-729 targets hepatocytes using Arbutus’ novel covalently conjugated N-Acetylgalactosamine (GalNAc) delivery technology that enables subcutaneous delivery. Clinical data generated thus far has shown single- and multi-doses of AB-729 to be generally safe and well-tolerated while providing meaningful reductions in hepatitis B surface antigen and hepatitis B DNA. AB-729 is currently in multiple Phase 2a clinical trials.

About AB-836

AB-836 is a next generation oral hepatitis B virus (HBV) capsid inhibitor that interacts with HBV core protein, which in turn is required for viral replication. The current standard-of-care therapy for HBV is primarily nucleos(t)ide analogues that inhibit the viral polymerase and significantly reduce, but do not eliminate viral replication. AB-836 in combination with nucleos(t)ide analogues is designed to completely eliminate viral replication in infected cells by preventing the assembly of functional viral capsids. In addition, AB-836 has been shown to inhibit the replenishment of covalently closed circular DNA (cccDNA), the viral genetic reservoir which the virus needs to replicate itself. Preliminary data from an on-going Phase 1a/1b clinical trial has shown that AB-836 is generally safe and well-tolerated and provides robust antiviral activity.

About PD-L1

Immune checkpoints such as PD-1/PD-L1 play an important role in the induction and maintenance of immune tolerance and in T-cell activation. We have identified a class of small molecule oral PD-L1 inhibitors that we believe will allow for controlled checkpoint blockade, enable oral dosing, and mitigate systemic safety issues typically seen with checkpoint antibody therapies. Our lead oral PD-L1 inhibitor candidate, AB-101, is currently in IND-enabling studies. We believe AB-101 has the potential to be used in combination with other approved and investigational agents for our mission to achieve a functional cure for HBV chronically infected patients. We are also exploring oncology applications for our internal PD-L1 portfolio.

About HBV

Hepatitis B is a potentially life-threatening liver infection caused by the hepatitis B virus (HBV). HBV can cause chronic infection which leads to a higher risk of death from cirrhosis and liver cancer. Chronic HBV infection represents a significant unmet medical need. The World Health Organization estimates that over 290 million people worldwide suffer from chronic HBV infection, while other estimates indicate that approximately 2.4 million people in the United States suffer from chronic HBV infection. Approximately 820,000 people die every year from complications related to chronic HBV infection despite the availability of effective vaccines and current treatment options.

About Arbutus

Arbutus Biopharma Corporation (Nasdaq: ABUS) is a clinical-stage biopharmaceutical company leveraging its extensive virology expertise to develop novel therapeutics that target specific viral diseases. Our current focus areas include Hepatitis B virus (HBV), SARS-CoV-2, and other coronaviruses. In HBV, we are developing a RNAi therapeutic, oral capsid inhibitor, oral PD-L1 inhibitor, and oral RNA destabilizer that we intend to combine with the aim of providing a functional cure for patients with chronic HBV by suppressing viral replication, reducing surface antigen and reawakening the immune system. We believe our lead compound, AB-729, is the only RNAi therapeutic with evidence of immune re-awakening. It is currently being evaluated in multiple phase 2 clinical trials. We also have an ongoing drug discovery and development program directed to identifying novel, orally active agents for treating coronavirus (including SARS-CoV-2). In addition, we are exploring oncology applications for our internal PD-L1 portfolio. For more information, visit www.arbutusbio.com.

Forward-Looking Statements and Information

This press release contains forward-looking statements within the meaning of the Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and forward-looking information within the meaning of Canadian securities laws (collectively, forward-looking statements). Forward-looking statements in this press release include statements about our future development plans for our product candidates; the expected cost, timing and results of our clinical development plans and clinical trials with respect to our product candidates; our expectations with respect to the release of data from our clinical trials and the expected timing thereof; our expectations and goals for our collaborations with third parties and any potential benefits related thereto; and the potential for our product candidates to achieve success in clinical trials.

With respect to the forward-looking statements contained in this press release, Arbutus has made numerous assumptions regarding, among other things: the effectiveness and timeliness of preclinical studies and clinical trials, and the usefulness of the data; the timeliness of regulatory approvals; the continued demand for Arbutus’ assets; and the stability of economic and market conditions. While Arbutus considers these assumptions to be reasonable, these assumptions are inherently subject to significant business, economic, competitive, market and social uncertainties and contingencies, including uncertainties and contingencies related to the ongoing COVID-19 pandemic and patent litigation matters.

Additionally, there are known and unknown risk factors which could cause Arbutus’ actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements contained herein. Known risk factors include, among others: anticipated pre-clinical studies and clinical trials may be more costly or take longer to complete than anticipated, and may never be initiated or completed, or may not generate results that warrant future development of the tested product candidate; Arbutus may elect to change its strategy regarding its product candidates and clinical development activities; Arbutus may not receive the necessary regulatory approvals for the clinical development of Arbutus’ products; economic and market conditions may worsen; uncertainties associated with litigation generally and patent litigation specifically; Arbutus and its collaborators may never realize the expected benefits of the collaborations; market shifts may require a change in strategic focus; and the ongoing COVID-19 pandemic could significantly disrupt Arbutus’ clinical development programs.

A more complete discussion of the risks and uncertainties facing Arbutus appears in Arbutus’ Annual Report on Form 10-K, Arbutus’ Quarterly Reports on Form 10-Q and Arbutus’ continuous and periodic disclosure filings, which are available at www.sedar.com and at www.sec.gov. All forward-looking statements herein are qualified in their entirety by this cautionary statement, and Arbutus disclaims any obligation to revise or update any such forward-looking statements or to publicly announce the result of any revisions to any of the forward-looking statements contained herein to reflect future results, events or developments, except as required by law.

Contact Information

Investors and Media

William H. Collier
President and CEO
Phone: 267-469-0914
Email: ir@arbutusbio.com

Lisa M. Caperelli
Vice President, Investor Relations
Phone: 215-206-1822
Email: lcaperelli@arbutusbio.com